Filed Pursuant to Rule 433

Registration No. 333-139863

January 9, 2007

Final Term Sheet for Floating Rate Notes Due 2010

Snap-on Incorporated

Issuer:	Snap-on Incorporated
Principal Amount:	$150,000,000
Interest Rate Basis:	3-month USD LIBOR
Spread:	Plus 13 basis points
Initial Base Rate:	3-month USD LIBOR, as determined on January 10, 2007
Maturity Date:	January 12, 2010
Optional Redemption:
First Call Date:	January 14, 2008
Redemption Prices:	100%
Change of Control:	Put at 101% of principal plus accrued interest
Price to Public:	100.000%
Interest Payment Dates:	Quarterly on January 12, April 12, July 12 and October 12 commencing on April 12 , 2007 and ending on the Maturity Date
Settlement Date:	T+3; January 12, 2007
Expected Ratings:	Moody’s: A3
S&P: A-
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc. ABN AMRO Incorporated BBVA Securities, Inc. Fifth Third Securities, Inc. Piper Jaffray & Co. RBC Capital Markets Corporation Societe Generale The Williams Capital Group, L.P.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby.  The ratings may be subject to revision or withdrawal at any time by the assigning rating organization.  Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

Final Term Sheet for 5.500%  Notes Due 2017

Snap-on Incorporated

Issuer:	Snap-on Incorporated
Principal Amount:	$150,000,000
Coupon:	5.500%
Maturity Date:	January 15, 2017
Treasury Benchmark:	4.625% due November 15, 2016
US Treasury Yield:	4.654%
Spread to Treasury:	Plus 85 basis points
Re-offer Yield:	5.504%
Price to Public:	99.969%
Interest Payment Dates:	Semi-annually on January 15 and July 15 commencing on July 15, 2007 and ending on the Maturity Date
Optional Redemption:
Make-whole Call:	At any time at a discount rate of Treasury plus 15 basis points
Change of Control:	Put at 101% of principal plus accrued interest
Settlement Date:	T+3; January 12, 2007
Expected Ratings:	Moody’s: A3
S&P: A-
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc. ABN AMRO Incorporated BBVA Securities, Inc. Fifth Third Securities, Inc. Piper Jaffray & Co. RBC Capital Markets Corporation Societe Generale The Williams Capital Group, L.P.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby.  The ratings may be subject to revision or withdrawal at any time by the assigning rating organization.  Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or J.P. Morgan Securities Inc. collect at 1-212-834-4553.